First Connecticut Bancorp, Inc. Announces Quarterly Dividend

FARMINGTON, Conn., August 27, 2013 (GLOBE NEWSWIRE) -- First Connecticut Bancorp, Inc. (NASDAQ Global Select Market: FBNK) today announced that its Board of Directors has voted to pay a cash dividend in the amount of $0.03 per share on September 16, 2013 to all shareholders of record as of September 6, 2013.

First Connecticut Bancorp, Inc. is the holding company for Farmington Bank, a full-service community bank with 21 branch locations throughout central Connecticut. Established in 1851, Farmington Bank is a diversified consumer and commercial bank with an ongoing commitment to contribute to the betterment of the communities in our region. Farmington Bank has assets of $1.8 billion. For more information about Farmington Bank, visit farmingtonbankct.com.

Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They may or may not include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.